NewsLine

November 1, 2017
TO ALL MEMBERS:

FEDERAL HOME LOAN BANK OF CINCINNATI ANNOUNCES DONALD R. ABLE TO RETIRE AS EXECUTIVE VICE
PRESIDENT–CHIEF OPERATING AND FINANCIAL OFFICER

On behalf of the Management and Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLB), I am announcing that Donald R. Able, Chief Operating and Financial Officer will retire effective June 30, 2018. This date provides the FHLB time to ensure an effective transition period. In accordance with the FHLB’s succession plan, the transition will result in the following management changes, effective January 1, 2018:

Stephen J. Sponaugle will be appointed Executive Vice President – Chief Financial Officer. Mr. Sponaugle became Executive Vice President – Chief Risk and Compliance Officer in January 2017. Previously, he served as the FHLB’s Senior Vice President – Chief Risk and Compliance Officer since November 2015, and as Senior Vice President – Chief Risk Officer from January 2007 to October 2015. He began his career with the FHLB in 1992.

James G. Dooley, Sr. will be appointed Executive Vice President – Chief Risk and Compliance Officer. Mr. Dooley became Senior Vice President – Internal Audit in January 2013. Previously, he served as Vice President – Internal Audit since 2006 when he joined the FHLB.

On behalf of the Board, I commend Don’s extraordinary commitment to the FHLB for his entire career through what will be more than 37 years of service at the time his retirement commences. I know you will join me in thanking Don for his many years of dedicated service.

Andrew S. Howell
President and CEO